Exhibit 99.2

Reconciliation of Net Income to EBITDA, EBITDA As Defined and

Pro Forma EBITDA As Defined for the Fiscal Year Ended September 30, 2018

EBITDA represents earnings from continuing operations before interest, taxes, depreciation and amortization. EBITDA As Defined represents EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliation of net income to EBITDA and EBITDA As Defined and the reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined presented below. Pro Forma EBITDA As Defined (for the fiscal year ended September 30, 2018) represents EBITDA As Defined plus management’s estimates of the impact of the acquisition of assets and certain liabilities of the Kirkhill elastomers business (“Kirkhill”), Extant Aerospace (“Extant”), Skandia Inc. (“Skandia”) and Esterline Technologies Corporation (“Esterline”) had such transactions occurred at the beginning of the fiscal year ended September 30, 2018.

The following sets forth a reconciliation of net income to EBITDA, EBITDA As Defined and Pro Forma EBITDA As Defined:

Fiscal Year Ended September 30, 2018
(Dollars in thousands)
Net income	$957,062
Less: Income (loss) from discontinued operations, net of tax(a)	(4,474)

Income from continuing operations	961,536
Add:
Depreciation and amortization	129,844
Interest expense, net	663,008
Interest tax provision	24,021

EBITDA	1,778,409
Adjustments:
Inventory purchase accounting adjustments(b)	7,080
Acquisition integration costs(c)	17,484
Acquisition transaction-related expenses(d)	3,886
Non-cash stock and deferred compensation expense(e)	58,481
Refinancing costs(f)	6,396
Other items, net(g)	4,822

EBITDA As Defined	$1,876,558

Pro forma adjustments(h)	$339,265
Pro forma EBITDA As Defined	$2,215,823

(a)

During the fourth quarter of fiscal 2017, we committed to disposing of Schroth Safety Products Group (“Schroth”) in connection with the settlement of a Department of Justice investigation into the competitive effects of the acquisition. Therefore, Schroth was classified as held-for-sale beginning September 30, 2017. On January 26, 2018, we completed the sale of Schroth in a management buyout to a private equity fund and certain members of Schroth management for approximately $61.4 million, which includes a working capital adjustment of $0.3 million that was settled in July 2018.

(b)	Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold.
(c)	Represents costs incurred to integrate acquired businesses and product lines into TransDigm Group Incorporated’s operations, facility relocation costs and other acquisition-related costs.
(d)	Represents transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.
(e)	Represents the compensation expense recognized by TransDigm Group Incorporated under its stock incentive plans.
(f)	Represents costs expensed related to debt financing activities, including new issuances, extinguishments, refinancings and amendments to existing agreements.
(g)	Primarily represents foreign currency transaction gain or loss, payroll withholding taxes on dividend equivalent payments and stock option exercises, and gain or loss on sale of fixed assets.
(h)

Represents management’s estimates of the impact of the transactions relating to Kirkhill, Extant, Skandia and Esterline had such transactions occurred at the beginning of the year ended September 30, 2018.